Exhibit 10.22

Amended and Restated Credit Agreement

Dated as of June 30, 2004

between

California Pizza Kitchen, Inc.

and

Bank of America, N.A.,

- i -

5.11	Intangible Assets	32
5.12	Compliance With Laws	32
5.13	Environmental Compliance	32
5.14	Insurance	32
5.15	Subsidiaries	32
5.16	Disclosure	33

SECTION 6. AFFIRMATIVE COVENANTS		33
6.01	Financial Statements	33
6.02	Certificates, Notices and Other Information	33
6.03	Payment of Taxes	35
6.04	Preservation of Existence	35
6.05	Maintenance of Properties	35
6.06	Maintenance of Insurance	35
6.07	Compliance With Laws	35
6.08	Inspection Rights	35
6.09	Keeping of Records and Books of Account	35
6.10	Compliance With Agreements	35
6.11	Use of Proceeds	35
6.12	Additional Guarantors	36

SECTION 7. NEGATIVE COVENANTS		36
7.01	Indebtedness	36
7.02	Liens and Negative Pledges	37
7.03	Fundamental Changes	37
7.04	Dispositions	38
7.05	Investments	38
7.06	Lease Obligations	38
7.07	Restricted Payments	38
7.08	ERISA	39
7.09	Change in Nature of Business	39
7.10	Transactions with Affiliates	39
7.11	Financial Covenants	39
7.12	Change in Auditors	39

SECTION 8. EVENTS OF DEFAULT AND REMEDIES		40
8.01	Events of Default	40
8.02	Remedies Upon Event of Default	42

SECTION 9. MISCELLANEOUS		43
9.01	Amendments; Consents	43
9.02	Transmission and Effectiveness of Communications and Signatures	43
9.03	Attorney Costs, Expenses and Taxes	44
9.04	Successors and Assigns; Participations	44
9.05	Set-off	45
9.06	No Waiver; Cumulative Remedies	45
9.07	Usury	45
9.08	Counterparts	46
9.09	Integration	46
9.10	Nature of Lender’s Obligations	46

- ii -

9.11	Survival of Representations and Warranties	46
9.12	Indemnity by Borrower	46
9.13	Nonliability of Lender	47
9.14	No Third Parties Benefited	48
9.15	Severability	48
9.16	Confidentiality	48
9.17	Further Assurances	48
9.18	Headings	49
9.19	Time of the Essence	49
9.20	Governing Law	49
9.21	Waiver of Right to Trial by Jury	49
9.22	Entire Agreement	49

EXHIBITS

Form of

A	Request for Extension of Credit
B	Compliance Certificate
C	Note
D	Master Subsidiary Guaranty
E	Joinder Agreement

SCHEDULES

5.01	Good Standing Matters
5.05	Material Litigation
5.15	Subsidiaries
7.01	Existing Indebtedness, Liens and Negative Pledges
9.02	Lending Office, Addresses for Notices

- iii -

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 30, 2004 by and between CALIFORNIA PIZZA KITCHEN, INC., a California corporation (“Borrower”), and BANK OF AMERICA, N.A. (“Lender”).

RECITALS

A. Borrower and Lender are parties to a certain Credit Agreement dated as of December 15, 2000, as amended by the First Amendment to Credit Agreement dated as of November 12, 2002, and the Second Amendment to Credit Agreement dated as of June 5, 2003, (as now amended, the “Agreement”).

B. Borrower and Lender desire to fully amend and restate the Agreement on the terms and conditions herein provided. All Extensions of Credit outstanding under the Agreement, shall on the Closing Date, be subject to the terms and conditions herein provided.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Applicable Payment Date” means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period and any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the date which falls every three months after the beginning of such Interest Period, and (b) as to any other amount, the last Business Day of each calendar quarter, the Maturity Date and, with respect to Letters of Credit, the Letter of Credit Expiration Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Lender.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 28, 2003 and the related consolidated statements of income and cash flows for such fiscal year of Borrower.

“Bank of America” means Bank of America, N.A.

“Base Rate” means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “prime rate.” Such rate is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan which bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Party” means Borrower. CPK Management Company, Inc. and each Domestic Subsidiary becoming party to the Master Guaranty after the Closing Date pursuant to Section 6.12.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Lending Office is located and, if such day relates to any Offshore Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

“Change in Control” means the acquisition, including through merger, consolidation or otherwise, in a transaction or series of related transactions not approved by then existing board of directors of Borrower, by any Person or any Persons acting together which would constitute a “group” (a “Group”) for purposes of Section 13(d) of the Exchange Act, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act) thereof, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 51% or more of the total voting power of all classes of capital stock of Borrower entitled to vote generally in the election of directors.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived by Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means $20,000,000, as such amount may be reduced from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Consolidated EBITDAR” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation and non-cash amortization expense deducted in determining such Consolidated Net Income, (e) non-cash charges which will not result in a cash expense, including, without limitation, such charges resulting from compliance with FASB 121, and non-cash charges relating to any stock awards and incentive plans and (f) Consolidated Lease Payments made during such period. Notwithstanding anything to the contrary, (i) for the quarter ending June 27, 2004, a maximum sum of $13,799,000 may be added to the calculation of Consolidated EBITDAR relating to losses on impairment of property and equipment, restaurant closures and severance expense charged during the periods ending September 28, 2003 and December 28, 2003, and (ii) for the quarter ending September 26, 2004, a maximum sum of $2,147,000 may be added to the calculation of Consolidated EBITDAR relating to losses on impairment of property and equipment, restaurant closures and severance expense charged during the period ending December 28, 2003.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of Borrower and its Subsidiaries, and (c) without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than Borrower or any of its Subsidiaries.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Lease Payments” means the gross amount of all lease or rental payments, whether or not characterized as rent, without duplication, of the Borrower and its Subsidiaries, excluding payments in respect of capital leases constituting Indebtedness, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations for that period excluding extraordinary items, gains or losses from Dispositions of assets and non-cash gains.

“Consolidated Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrower and its Subsidiaries on that date.

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to such Loan plus 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of Borrower which is incorporated under the laws of any State of the United States, other than such a Subsidiary which is a Subsidiary of a Foreign Subsidiary (collectively, the “Domestic Subsidiaries”).

“EBITDAR” means, with respect to any Material Domestic Subsidiary, net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus rental expense, plus depreciation, and amortization.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” means any of the events specified in Section 8.

“Extension of Credit” means (a) the borrowing, Conversion or Continuation of any Loans, or (b) a Letter of Credit Action which has the effect of increasing the amount of a Letter of Credit, extending the maturity of a Letter of Credit or making any material modification to a Letter of Credit or the reimbursement of drawings under a Letter of Credit (collectively, the “Extensions of Credit”).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions as determined by Lender.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) (i) Consolidated EBITDAR for the period of the four prior fiscal quarters ending on such date less (ii) for stores open 12 months or more, the greater of actual capital expenditures made during the four prior fiscal quarters ending on such date or $20,000 per store less (iii) cash taxes paid during such period to (b) the sum of (i) Consolidated Interest Charges for such period plus (ii) the current portion of long-term Indebtedness including capital leases (unless renewable or extendible at the option of the obligor more than 12 months beyond the date of determination) plus (iii) Consolidated Lease Payments during such period.

“Foreign Subsidiary” means a Subsidiary of Borrower which is not a Domestic Subsidiary (collectively, the “Foreign Subsidiaries”).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request,

Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Guarantor” means each Person from time to time a guarantor under the Master Subsidiary Guaranty (collectively, the “Guarantors”).

“Guaranty Obligation” means, as to any Person, any (a) guaranty by that Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Indebtedness” means as to any Person at a particular time, all items which would, in conformity with GAAP, be classified as liabilities on a balance sheet of such Person as at such time (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days and excluding deferred taxes), but in any event including, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) lease payment obligations under capital leases or Synthetic Lease Obligations; and

(f) all Guaranty Obligations of such Person in respect of any of the foregoing;

provided, however, that Indebtedness shall not include redeemable preferred stock.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to Lender.

“Indemnified Liabilities” has the meaning set forth in Section 9.12.

“Interest Period” means, for each Offshore Rate Loan as requested by Borrower, (a) initially, the period commencing on the date such Offshore Rate Loan is disbursed, Continued as, or Converted into, an Offshore Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) one, two, three or six months thereafter (or such other period consented to by Lender); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) unless Lender otherwise consents, there may not be more than six Interest Periods for Offshore Rate Loans in effect at any time.

“Interim Financial Statements” means the company-prepared consolidated balance sheet of Borrower and its Subsidiaries for the 13-weeks ended March 28, 2004, and the related consolidated statements of income and cash flows for such fiscal year of Borrower.

“Investment” means, as to any Person, any acquisition or any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests in such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Office” means the office or offices of Lender described as such on Schedule 9.02, or such other domestic office or offices as Lender may from time to time notify Borrower.

“Letter of Credit” means any standby letter of credit issued or outstanding hereunder.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

“Letter of Credit Application” means an application for a Letter of Credit Action as from time to time in use by Lender.

“Letter of Credit Cash Collateral Account” means a blocked interest-bearing deposit account at Lender with respect to which Borrower hereby grants a security interest in such account to Lender as security for Letter of Credit Usage and with respect to which Borrower agrees to execute and deliver from time to time such documentation as Lender may reasonably request to further assure and confirm such security interest.

“Letter of Credit Expiration Date” means June 30, 2008, as such date may be earlier terminated or extended in accordance with the terms hereof.

“Letter of Credit Sublimit” means an amount equal to the lesser of the Commitment and $10,000,000. The Letter of Credit Sublimit is part of the Commitment and is not in addition to the Commitment.

“Letter of Credit Usage” means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed to Lender by Borrower or converted into Loans.

“Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date plus eight (8) times the Consolidated Lease Payments (for the period of the four fiscal quarters ending on that date) to (b) Consolidated EBITDAR for the period of the four fiscal quarters ending on that date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Liquidity” means, as of any date of determination, the sum of marketable securities, cash and cash equivalents that are readily available for use by the Borrower for any legal purpose, without condition or restriction, plus the unused and available amount of the Commitment hereunder.

“Loan” means any advance made by Lender to Borrower as provided in Section 2 (collectively, the “Loans”).

“Loan Documents” means this Agreement, the Master Subsidiary Guaranty, any Letter of Credit Application, any Request for Extension of Credit and any Note, certificate, any fee letter, and other instrument, document or agreement from time to time delivered by a Borrower Party in connection with this Agreement.

“Master Subsidiary Guaranty” means the Master Subsidiary Guaranty substantially in the form of Exhibit D hereto, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Material Adverse Effect” means any set of circumstances or events which (a) has or would reasonably be expected to have any material adverse effect upon the validity or enforceability of any Principal Loan Document, (b) is or would reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, or operations of Borrower and its Subsidiaries, taken as a whole, or (c) materially impairs or would reasonably be expected to materially impair the ability of the Borrower Parties, taken as a whole, to perform a material portion of the Obligations, in each case as reasonably determined by Lender.

“Material Domestic Subsidiary” means any Domestic Subsidiary that has, as of any date of determination, EBITDAR equal to or greater than One Million Dollars ($1,000,000.00).

“Maturity Date” means June 30, 2007, as such date may be earlier terminated or extended in accordance with the terms hereof.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing or prepayment of, or Conversion into, a Base Rate Loan	$100,000	$100,000
Borrowing, prepayment or Continuation of, or Conversion into, an Offshore Rate Loan	$500,000	$100,000
Letter of Credit Action	$25,000	None
Reduction in Commitment	$1,000,000	$500,000

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a Contractual Obligation that restricts Liens on a material portion of property.

“Net Cash Proceeds” means the gross proceeds received by Borrower and its Subsidiaries from any applicable transaction in cash, net of brokerage commissions, legal expenses and other transactional costs payable by Borrower and its Subsidiaries in connection therewith and net of an amount determined in good faith by Borrower to be the estimated amount of income, sales and uses taxes payable by Borrower attributable to such transaction.

“Note” means a promissory note made by Borrower in favor of Lender evidencing Loans made by Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower Party arising under any Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Borrower Party.

“Offshore Base Rate” has the meaning set forth in the definition of Offshore Rate.

“Offshore Rate” means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Lender pursuant to the following formula:

Offshore Rate =	Offshore Base Rate
1.00 –Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by Lender to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Lender as the rate of interest (rounded up to the nearest 1/100% of 1%) at which Dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for

determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Rate Loan” means a Loan bearing interest based on the Offshore Rate.

“Ordinary Course Dispositions” means:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of cash, cash equivalents, inventory and other property in the ordinary course of business;

(c) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or its Subsidiary determine in good faith that the failure to replace such property will not be detrimental to the business of Borrower or such Subsidiary provided, further, that no such Disposition for proceeds in excess of $150,000 shall be for less than the fair market value of the property being disposed of;

(d) Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another wholly-owned Subsidiary of Borrower; provided, however, that if the transferor Subsidiary is a Guarantor, the transferee Subsidiary shall also be a Guarantor, and Borrower shall promptly notify Lender of each such Disposition involving material assets or property; and

(e) the grant of licenses to use Borrower’s intellectual property in the ordinary course of business.

“Ordinary Course Indebtedness” means:

(a) Indebtedness under the Loan Documents;

(b) (i) intercompany Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary of Borrower, (ii) intercompany loans and advances between and among the Borrower Parties, and (iii) intercompany loans and advances between and among the Borrower and its Subsidiaries (other than those Subsidiaries that are Borrower Parties) not exceeding $1,000,000 in the aggregate;

(c) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; and

(d) Ordinary Course Swap Obligations.

(e) Indebtedness evidenced by performance bonds issued in the ordinary course of business.

“Ordinary Course Investments” means Investments consisting of:

(a) cash and commercial paper and other Investments, whether rated or nonrated; provided, however, that any commercial paper that is rated shall be rated A2/P2 or better, and any other Investments that are rated shall be rated A- or better;

(b) advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c) other advances to officers, directors and employees of Borrower and its Subsidiaries not exceeding $1,000,000 in the aggregate outstanding at any time;

(d) Investments of Borrower in any of its Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower;

(e) extensions of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof; and

(f) Guaranty Obligations permitted by Section 7.01.

“Ordinary Course Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower Party; and

(g) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise an Event of Default hereunder) that is currently being contested in good faith by appropriate proceedings and adequate reserves have been set aside.

“Ordinary Course Swap Obligations” means all obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain (i) any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default referred to in Section 8.01(f)(ii)).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal amount of all Loans, and (b) all Letter of Credit Usage.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Request for Extension of Credit” means a written request substantially in the form of Exhibit A duly completed and signed by a Responsible Officer of Borrower and delivered by Requisite Notice. In the case of a Letter of Credit Action, the Letter of Credit Application shall be deemed to be the Request for Extension of Credit.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 9.02 or as otherwise designated by such recipient by Requisite Notice to Lender, and (ii) if made by any Borrower Party, given or made by a Responsible Officer of such Borrower Party. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein and may be delivered as provided in Section 9.02. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Lender, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, not later than the time and date set forth below opposite such action (all times are California time):

Type of Action	Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for:

• Borrowing or prepayment of, or Conversion into, Base Rate Loan	8:30 a.m.	Same date as such borrowing, prepayment or Conversion

• Borrowing, prepayment or Continuation of, or Conversion into, Offshore Rate Loan	10:00 a.m.	3 Business Days prior to such borrowing, prepayment, Continuation, or Conversion

• Letter of Credit Action	10:00 a.m.	2 Business Days prior to such action (or such lesser time which is acceptable to Lender)

• Voluntary reduction in or termination of Commitments	10:00 a.m.	2 Business Days prior to such reduction or termination

• Payments by Lender or Borrower	11:00 a.m.	On date payment is due

“Responsible Officer” means the president, chief financial officer or controller of a Borrower Party. Any document or certificate hereunder that is signed by a Responsible Officer of a Borrower Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower Party.

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by Borrower or any of its Subsidiaries, either in cash or property, on any shares of the capital stock of any class of Borrower or any of its Subsidiaries (except dividends or other distributions payable solely in shares of capital stock of Borrower or any of its Subsidiaries or payable by a Subsidiary to Borrower or another wholly-owned Subsidiary of Borrower);

(b) the purchase, redemption or retirement by Borrower or any of its Subsidiaries of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock, whether directly or indirectly;

(c) any other payment or distribution by Borrower or any of its Subsidiaries in respect of its capital stock, either directly or indirectly;

(d) any Investment other than an Investment otherwise permitted under any Loan Document; and

(e) the payment or prepayments of any principal (including sinking fund payments) or any other amount (other than scheduled interest payments and other than, so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to such payment, scheduled principal payments on Indebtedness not prohibited by this Agreement) with respect to any Indebtedness (including the payment of cash in connection with such a conversion thereof), or the purchase or redemption of (or offer to purchase or redeem) any Indebtedness, or the deposit of any monies, securities or other property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Indebtedness will be paid when due or any other provision for the defeasance of any Indebtedness.

“Shareholders’ Equity” means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity, including redeemable preferred stock, as of that date determined in accordance with GAAP.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender).

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer of such Person).

“type” of Loan means (a) a Base Rate Loan, or (b) an Offshore Rate Loan.

1.02 Use of Certain Terms.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d) The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males.

1.03 Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2.

THE COMMITMENT AND EXTENSIONS OF CREDIT

2.01 Amount and Terms of Commitment.

(a) Subject to the terms and conditions set forth in this Agreement, Lender agrees until the Maturity Date to make, Convert and Continue revolving loans (each such loan, a “Loan”) as Borrower may from time to time request; provided, however, that the Outstanding Obligations shall not exceed the Commitment at any time. Subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

(b) Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Upon the request of Lender, the Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Borrower may irrevocably request a borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Lender not later than the Requisite Time therefor. All borrowings, Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, in the case of the initial Extension of Credit hereunder, Section 4.01), all funds shall be credited in immediately available funds to Borrower.

(c) Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Offshore Rate Loans if so determined by Lender, and Lender may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans. Such Conversion shall be effective upon notice to Borrower and shall continue so long as such Default or Event of Default continues to exist.

(d) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lender, as the case may be, shall, unless Lender otherwise requests, make available the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

2.03 Letters of Credit.

(a) The Letter of Credit Sublimit. Subject to the terms and conditions set forth in this Agreement, until the Maturity Date, Lender shall take such Letter of Credit Actions under the Commitment as Borrower may from time to time request; provided, however, that (i) the aggregate outstanding Letter of Credit Usage shall not exceed the Letter of Credit Sublimit at any time and (ii) the Outstanding Obligations of Lender shall not exceed Lender’s Commitment at any time. Each Letter of Credit Action shall be in a form acceptable to Lender. Unless consented to by Lender, no Letter of Credit may expire more than 12 months after the date of its issuance or last renewal; and no Letter of Credit shall expire after the Letter of Credit Expiration Date. If any Letter of Credit Usage remains outstanding after the Letter of Credit Expiration Date, Borrower shall deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account not later than the Letter of Credit Expiration Date.

(b) Requesting Letter of Credit Actions. Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to Lender by Requisite Notice not later than the Requisite Time therefor. Unless Lender has determined that such Letter of Credit Action is not permitted hereunder or is contrary to any Laws or policies of Lender, Lender shall, upon satisfaction of the applicable conditions set forth in Section 4.02 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

(c) Reimbursement of Payments Under Letters of Credit. Borrower shall reimburse Lender for any payment that Lender makes under a Letter of Credit on the date of such payment; provided, however, that if, prior to the Maturity Date, the conditions precedent set forth in Section 4.02 can be satisfied, Borrower may request a Loan to reimburse Lender for such payment pursuant to Section 2.02, or, failing to make such request, Borrower shall be deemed to have requested a Base Rate Loan on such payment date pursuant to subsection (d) below.

(d) Failure to Reimburse Lender. If Borrower fails to timely make the payment required pursuant to subsection (c) above, and if the conditions precedent set forth in Section 4.02 cannot be satisfied on the date Borrower is obligated to make, but fails to make, a reimbursement of a payment under a Letter of Credit, such unreimbursed drawing shall be payable by Borrower upon demand of Lender and shall bear interest at the Default Rate.

(e) Special Provisions Relating to Evergreen Letters of Credit. Borrower may request Letters of Credit that have automatic extension or renewal provisions (“evergreen” Letters of Credit) so long as Lender has the right not to permit any such extension or renewal at least annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. If the conditions set forth in Section 4.02 could be satisfied within such notice period, an evergreen Letter of Credit shall be permitted to automatically extend or renew in accordance with its terms for the period(s) specified therein (but not to a date later than the Letter of Credit Expiration Date). If the conditions set forth in Section 4.02 could not be satisfied within such notice period, Lender shall notify Borrower of such fact. Unless Lender consents (given in its sole and absolute discretion) to allow such Letter of Credit to nonetheless automatically extend or renew, Lender shall notify the beneficiary of such non-extension or nonrenewal.

(f) Obligations Absolute. The obligation of Borrower to pay to Lender the amount of any payment made by Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing or limiting Borrower’s rights to pursue such rights and remedies as it may have against Lender or beneficiaries of a Letter of Credit, Borrower’s obligation shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure by Borrower from the Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v) payment by Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit; or any payment made by Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of Lender in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Lender;

(xiii) so long as Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Lender in connection with a Letter of Credit; and

(xiv) where Lender has acted in good faith under any other circumstances whatsoever.

In addition, Lender shall deliver the form of any proposed Letter of Credit or amendment thereto to Borrower prior to issuing the same to any beneficiary. Upon Borrower affirmatively notifying Lender that the same is acceptable, Lender shall thereupon issue it to the beneficiary thereof. After giving any such notice of acceptance, Borrower shall be conclusively deemed to have waived any claim of noncompliance with Borrower’s instructions or other irregularity in the Letter of Credit against Lender and its correspondents with respect to such Letter of Credit or amendment.

(g) Role of Lender. Each Borrower Party agrees that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither Lender nor any of the respective correspondents, participants or assignees of Lender, shall be liable or responsible for any of the matters described in subsection (f) above. In furtherance and not in limitation of the foregoing, subject to ISP98, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Applicability of ISP98. Unless otherwise expressly agreed by the Lender and Borrower when a Letter of Credit is issued, performance under Letters of Credit by Lender, its correspondents, and beneficiaries will be governed by the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the International Chamber of Commerce (the “ICC”).

(j) Letter of Credit Fee. On each Applicable Payment Date, Borrower shall pay to Lender a Letter of Credit fee in a per annum amount equal to 0.80% times the actual daily maximum amount available to be drawn under each Letter of Credit since the later of the Closing Date and the previous Applicable Payment Date. The minimum fee for any single Letter of Credit shall be $150 per annum.

(k) Issuance Fee and Documentary and Processing Charges Payable to Lender. Borrower shall pay to Lender, upon demand, its customary issuance, documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of

Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made. Such fees and charges are nonrefundable.

2.04 Prepayments.

(a) Optional Prepayments. Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrower may from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty. All voluntary prepayments shall be subject to subsection (c) below.

(b) Outstandings in Excess of Commitments. If for any reason the Outstanding Obligations exceed the Commitment as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans and/or deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to such excess. Such prepayments shall be subject to subsection (c) below.

(c) Provisions Applicable to all Prepayments. Any prepayment of Offshore Rate Loans shall be accompanied by all accrued interest thereon, together, if applicable, with the costs set forth in Section 3.05.

2.05 Reduction or Termination of Commitment. Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrower may from time to time, without premium or penalty, permanently and irrevocably reduce the Commitment in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or terminate the Commitment. Any such reduction or termination of the Commitment shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitment being reduced or terminated.

2.06 Principal and Interest.

(a) Principal. If not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.

(b) Interest. Subject to subsection (c) below, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to (i) the Base Rate less 0.75% per annum for Base Rate Loans or (ii) the Offshore Rate plus 0.80% per annum for Offshore Rate Loans.

(c) Default Rate. If any principal or interest payable by any Borrower Party under any Loan Document is not paid when due (after giving effect to any applicable grace periods), it shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

2.07 Commitment Fee.

Borrower shall pay to Lender a Commitment fee equal to 15 basis points per annum times the actual daily amount by which the Commitment exceeds the Outstanding Obligations. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Applicable Payment Date, commencing with the payment due on September 30, 2004. The commitment fee shall be calculated quarterly in arrears. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

2.08 Computation of Interest and Fees. Computation of interest on Base Rate Loans when the Base Rate is determined by Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lender than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.09 Making Payments.

(a) Except as otherwise provided herein, all payments by Borrower shall be made to Lender at its Lending Office, and all payments by Lender shall be made to Borrower in the deposit account from time to time designated by Borrower to Lender, in each case not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Subject to the definition of “Interest Period,” if any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

2.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Master Subsidiary Guaranty. The Obligations shall be guarantied under the Master Subsidiary Guaranty.

SECTION 3.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Lender (or its lending office), as the case may be, is organized (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) as soon as reasonably practicable after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) the Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(d) Borrower agrees to indemnify Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (provided that Lender shall have notified Borrower as soon as practicable after having made any such payment).

3.02 Illegality. If Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower, any obligation of Lender to make Offshore Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall at its election, upon demand from Lender, prepay or Convert all Offshore Rate Loans, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be disadvantageous to Lender.

3.03 Inability to Determine Rates. If, in connection with any Request for Extension of Credit involving any Offshore Rate Loan, Lender determines that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Lender shall promptly notify Borrower. Thereafter, the obligation of Lender to make such Offshore Rate Loan shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for an Offshore Rate Loan or, failing that, be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If Lender determines that any Laws:

(i) subject to Section 3.01, subjects Lender to any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans, or change the basis on which taxes are imposed on any amounts payable to Lender under this Agreement in respect of any Offshore Rate Loans;

(ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit (including the Commitment); or

(iii) shall impose on Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased cost or reduction.

(b) If after the date hereof, Lender determines that any change in or the interpretation of any Laws of general application relating to capital adequacy requirements have the effect of reducing the rate of return on the capital of Lender or compliance by Lender (or its Lending Office) or any corporation controlling Lender as a consequence of Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender’s desired return on capital), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction. Borrower shall not have any obligation under this Section 3.04(b) to the extent any reduction in the rate of return on capital of Lender or any increased requirements regarding capital adequacy applicable to Lender are directly or indirectly attributable to any willful misconduct of Lender or any alleged unsafe, unsound or illegal practice engaged in by Lender.

3.05 Breakfunding Costs. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

3.06 Matters Applicable to all Requests for Compensation.

(a) If Lender claims compensation under this Section 3, it shall furnish to Borrower a statement setting forth (with an explanation in reasonable detail) the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods. Lender shall give Borrower as much advance notice as is reasonably practical of its intention to make a claim for payment under this Section 3 (with a demand for such additional costs to be sent to Borrower as soon as reasonably practical thereafter), and Lender shall not be entitled to compensation for any such additional amounts relating to a period more than 90 days prior to the giving of such notice by Lender (except to the extent that such additional costs were retroactively applied against Lender beyond a period of 90 days) . For purposes of this Section 3, Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Base Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

3.07 Survival. All of Borrower’s obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Obligations.

SECTION 4.

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.01 Conditions of Initial Extension of Credit. The obligation of Lender to make the initial Extension of Credit is subject to satisfaction of the following conditions precedent:

(a) Unless waived by Lender, Lender’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower Party, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Lender and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to Lender and Borrower;

(ii) if requested by Lender, a Note executed by Borrower in favor of Lender, in a principal amount equal to the Commitment;

(iii) a certified resolution and an incumbency certificate of the Borrower;

(iv) the articles or certificate of incorporation or organization of Borrower and CPK Management Company as in effect on the Closing Date, certified by the Secretary of State of California as of a recent date and the bylaws of Borrower and CPK Management Company, Inc as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of Borrower and CPK Management Company, Inc, respectively, as of the Closing Date; provided, however, that such articles and bylaws need not be delivered hereunder to the extent not different from those previously delivered to Lender;

(v) a good standing certificate for Borrower and CPK Management Company, from the Secretary of State of California as of a recent date;

(vi) a certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 4.01(c) and 4.01(d) have been satisfied;

(vii) an opinion of counsel to Borrower in form and substance satisfactory to Lender;

(viii) a Reaffirmation of the Master Subsidiary Guaranty executed by CPK Management Company; and

(ix) such other assurances, certificates, documents, consents or opinions as Lender reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The representations and warranties made by Borrower herein, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct in all material respects on and as of the Closing Date.

(d) No Default or Event of Default shall have occurred and be continuing.

(e) Other than litigation described on Schedule 5.05 hereto, the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (i) to materially and adversely affect Borrower or its Subsidiaries, or (ii) to affect any transaction contemplated hereby or the ability of Borrower and its Subsidiaries under the Loan Documents to perform their respective obligations thereunder.

4.02 Conditions to all Extensions of Credit. In addition to any applicable conditions precedent regarding the initial Extension of Credit hereunder set forth elsewhere in this Section 4 or in Section 2, the obligation of Lender to honor any Request for Extension of Credit is subject to the following conditions precedent:

(a) the representations and warranties of Borrower contained in Section 5, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct in all material respects on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date.

(b) no Default or Event of Default exists, or would result from such proposed Extension of Credit.

(c) Lender shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.

Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied and on and as of the date of such Extension of Credit.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

5.01 Existence and Qualification; Power; Compliance with Laws. Except as described on Schedule 5.01 hereto, each Borrower Party is a corporation or partnership duly organized or formed, validly existing and in good standing under the Laws of the state of its incorporation or organization, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all Laws except to the extent that lack of good standing, lack of qualification or noncompliance does not have a Material Adverse Effect.

5.02 Power; Authorization; Enforceable Obligations. Each Borrower Party has the power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents. The Loan Documents have been duly executed and delivered by each Borrower Party, and constitute a legal, valid and binding obligation of each Borrower Party, enforceable against each Borrower Party in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.03 No Legal Bar. The execution, delivery, and performance by each Borrower Party of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Borrower Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent, except where such violation, conflict, breach or failure to obtain consent would not have a Material Adverse Effect, under (i) any Organization Documents of such Borrower Party or any of its Subsidiaries, (ii) any applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any Contractual Obligation of such Borrower Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such agreement or instrument, except where such default would not have a Material Adverse Effect, or (c) result in, or require, the creation or imposition of any Lien on any material portion of the properties of such Borrower Party or any of its Subsidiaries.

5.04 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Interim Financial Statements (i) were prepared in accordance with GAAP (excluding, in the case of the Interim Financial Statements, footnotes) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and, in the case of the Interim Financial Statements, year-end audit adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) Since the later of (i) the date of the Audited Financial Statements, or (ii) the date of the most recent audited financial statements delivered to the Bank under Section 6.01(a), there has been no event or circumstance which has a Material Adverse Effect.

5.05 Litigation. Except as described on Schedule 5.05 hereto, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the best knowledge of Borrower, threatened by or against any Borrower Party or any of its Subsidiaries or against any of their properties or revenues which, if determined adversely, would have a Material Adverse Effect.

5.06 No Default. Neither any Borrower Party nor any of its Subsidiaries are in default under or with respect to any Contractual Obligation which would have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

5.07 Ownership of Property; Liens. Each Borrower Party and its Subsidiaries have valid fee or leasehold interests in all real property which is material to their respective businesses, and each Borrower Party and their respective Subsidiaries have good and marketable title to all their other material personal property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

5.08 Taxes. Each Borrower Party and its Subsidiaries have filed all federal, state and other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by such Borrower Party or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with GAAP, and (b) immaterial taxes; provided, however, that in each case no material item or portion of property of any Borrower Party or any of its Subsidiaries is subject to any proceeding by such tax authority for the seizure, levy or forfeiture thereof.

5.09 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) No Borrower Party is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

(b) No Borrower Party or any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 No ERISA Plans. No Borrower Party or any ERISA Affiliate of any Borrower Party sponsors or maintains or contributes (or has an obligation to contribute) to any employee pension benefit plan or employee benefit plan (both as defined in ERISA) insured by the Pension Benefit Guaranty Corporation or subject to Title IV of ERISA, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

5.11 Intangible Assets. Each Borrower Party and its Subsidiaries own, or possess the right to use, all trademarks, trade names, servicemarks, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated, except to the extent that the failure to have any of the foregoing would not have a Mutual Adverse Effect, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name or intangible asset of any other Person to the extent that such conflict has a Material Adverse Effect.

5.12 Compliance With Laws. Each Borrower Party and its Subsidiaries are in compliance with all Laws that are applicable to it except for such noncompliance which would not have a Material Adverse Effect.

5.13 Environmental Compliance. To the best knowledge of Borrower, there are no violations of Environmental Laws or claims alleging potential liability or responsibility for violation of any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect.

5.14 Insurance. The properties of each Borrower Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.15 Subsidiaries. Schedule 5.15 correctly sets forth for each direct or indirect Subsidiary of Borrower, as of the Closing Date, its name, jurisdiction of formation, type of legal entity and the amount, type and ownership of all issued and outstanding equity interests and specifies which Subsidiaries are, as of the Closing Date, Domestic Subsidiaries and Foreign Subsidiaries. Unless otherwise indicated in Schedule 5.15, all outstanding equity interests in each Subsidiary as of the Closing Date are owned of record and beneficially by Person specified thereon, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, other than those that may be owned by the Borrower, and all such equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens except for Ordinary Course Liens.

5.16 Disclosure. No statement, information, report, representation, or warranty made by any Borrower Party in any Loan Document or furnished to Lender from time to time in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading on and as of the date so made or furnished.

SECTION 6.

AFFIRMATIVE COVENANTS

So long as any Obligation (other than contingent obligations for indemnification) remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants), cause each of its Subsidiaries, to:

6.01 Financial Statements. Deliver to Lender in form and detail satisfactory to Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young or another of the “big five” nationally recognized independent certified public accountants, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to Lender; and

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates, Notices and Other Information. Deliver to Lender in form and detail satisfactory to Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statement and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.11 or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(c) if reasonably requested by Lender, (i) a report signed by a Responsible Officer of Borrower in a format satisfactory to Lender detailing the revenue and the portion of Consolidated EBITDAR attributable to each store and (ii) a quarterly store comparison report in the form previously delivered to Lender;

(d) as soon as practicable, and in any event within 90 days after the end of each fiscal year of Borrower, an operating budget by fiscal quarter for the next fiscal year through the Maturity Date, including projected statements of operations and schedule of capital expenditures, all in reasonable detail and in a format acceptable to Lender, signed by a Responsible Officer of Borrower;

(e) promptly after request by Lender, copies of any detailed audit reports, management letters submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

(f) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication, if any, sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements, if any, which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Lender pursuant hereto;

(g) promptly after the occurrence thereof, notice of any Default or Event of Default;

(h) notice of any material change in accounting policies or financial reporting practices by Borrower or any of its Subsidiaries;

(i) promptly after the commencement thereof, notice of any litigation, investigation, proceeding or judgment affecting any Borrower Party where the liability to such Borrower Party could reasonably be expected to exceed $2,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, would have a Material Adverse Effect; and

(j) promptly, such other data and information as from time to time may be reasonably requested by Lender.

Each notice pursuant to clause (g) of this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

6.03 Payment of Taxes. Pay and discharge when due all taxes, assessments, and governmental charges, Ordinary Course Liens or levies imposed on any Borrower Party or its Subsidiaries or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy, the non-payment of which could not reasonably be expected to have a Material Adverse Effect or which is an Ordinary Course Lien under subsection (b) of the definition of such term.

6.04 Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect.

6.05 Maintenance of Properties. Except as permitted by Section 7.04, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business.

6.06 Maintenance of Insurance. Maintain liability and casualty insurance with financially sound and reputable insurance companies in such amounts with such deductibles and against such risks as is customary for similarly situated businesses.

6.07 Compliance With Laws.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which has a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in compliance with all Environmental Laws, noncompliance with which has a Material Adverse Effect.

6.08 Inspection Rights. Not more than once each fiscal quarter (or, during the existence of an Event of Default, as often as reasonably requested) and upon reasonable notice and during regular business hours, permit Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the Borrower Parties’ records and books of account and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their senior officers and key employees.

6.09 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any of its Subsidiaries.

6.10 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) where nonperformance would not cause an Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) where the failure to comply therewith does not have a Material Adverse Effect.

6.11 Use of Proceeds. Use the proceeds of Extensions of Credit to finance tenant improvements, to finance the acquisition of furniture, fixtures and equipment, to refinance existing bank debt, to finance share repurchases and dividends, to make Investments and for working capital and other general corporate purposes, in each case not otherwise in contravention of this Agreement.

6.12 Additional Guarantors. Upon any Person becoming a direct or indirect Material Domestic Subsidiary of Borrower (excluding existing inactive Subsidiaries), Borrower shall, within 60 days of such Person becoming a Material Domestic Subsidiary, do the following, each in form and substance satisfactory to Lender:

(a) cause such Subsidiary to become a Guarantor under the Master Subsidiary Guaranty by executing and delivering a Joinder Agreement with respect thereto;

(b) cause such Subsidiary, to the extent not previously delivered to Lender, to deliver documents of the type specified in Section 4.01(a)(iii) and, with respect to a Subsidiary representing more than 10% of Shareholder’s Equity, in Section 4.01(a)(iv); and

(c) deliver an officer’s certificate signed by a Responsible Officer of Borrower certifying to the effect that, among other things, (i) such Subsidiary’s obligations under the Loan Documents to which it is a party are legal, valid, binding and enforceable against such Subsidiary, except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability, (ii) the execution, delivery and performance of the Loan Documents by such Subsidiary will not violate any law, decree or judgment to which such Subsidiary is a party or by which its assets are bound, except where such violation would not have a Material Adverse Effect, and (iii) no government approvals, consents, registrations or filings, are required by such Subsidiary; and

(d) such other assurances, certificates, documents or consents as Lender reasonably may require.

SECTION 7.

NEGATIVE COVENANTS

So long as any Obligations (other than contingent obligations for indemnification) remain unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder;

(b) Ordinary Course Indebtedness;

(c) secured purchase money Indebtedness, including Capitalized Lease Obligations, relating to the acquisition of personal property, provided that such Indebtedness (i) does not exceed $4,000,000 in the aggregate at any time, (ii) does not exceed the cost to Borrower or its Subsidiary of the personal property acquired with the proceeds of such Indebtedness and (iii) is incurred within 12 months following the date of the acquisition of such personal property; and

(d) other unsecured Indebtedness so long as no Default or Event of Default exists or would result therefrom.

7.02 Liens and Negative Pledges. Incur, assume or suffer to exist, any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens and Negative Pledges existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(a);

(b) Ordinary Course Liens; and

(c) Liens on assets securing Indebtedness permitted under Section 7.01(c), including any interest or title of a lessor under any Capitalized Lease, provided that any such Lien does not encumber any property other than assets constructed or acquired with the proceeds of such Indebtedness.

7.03 Fundamental Changes. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except, that so long as no Default or Event of Default exists or would result therefrom:

(a) The Borrower may merge with and into California Pizza Kitchen, Inc., a Delaware corporation (“CPK Delaware”), and, upon the effective date of such merger, which shall not be later than December 31, 2004, CPK Delaware shall be the surviving corporation and assume all obligations and liabilities of the Borrower under this Agreement in a manner reasonably acceptable to Lender.

(b) any Subsidiary of Borrower may merge (i) with Borrower provided that Borrower shall be the continuing or surviving corporation, (ii) with any one or more Subsidiaries of Borrower, and (iii) with any joint ventures, partnerships and other Persons, so long as such joint ventures, partnerships and other Persons will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary of Borrower; provided that when any wholly-owned Subsidiary of Borrower is merging into another Subsidiary of Borrower, the wholly-owned Subsidiary of Borrower shall be the continuing or surviving Person; and

(c) any Subsidiary of Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or any of its Subsidiaries; provided that when any wholly-owned Subsidiary of Borrower is selling all or substantially all of its assets to another

Subsidiary of Borrower, the Subsidiary acquiring such assets shall be a wholly-owned Subsidiary of Borrower.

7.04 Dispositions. Make any Dispositions, except:

(a) Ordinary Course Dispositions;

(b) Dispositions permitted by Section 7.03; and

(c) Other Dispositions so long as no Default or Event of Default exists or would result therefrom.

7.05 Investments.

Make any Investments, except:

(a) Investments existing on the date hereof;

(b) Ordinary Course Investments;

(c) Investments permitted by Section 7.03(a) and (b); and

(d) Investments in LA Food Show, Inc., a California corporation, so long as no Default or Event of Default exists or would result therefrom and, after giving effect to such Investment, Borrower shall have minimum Liquidity of at least $10,000,000.

(e) Additional Investments after the Closing Date which, together with the costs incurred in liquidating the limited partnerships permitted by Section 7.03(c), do not exceed $4,000,000 in the aggregate.

7.06 Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

(a) leases in existence on the date hereof and any renewal, extension or refinancing thereof; and

(b) leases (other than Capitalized Lease Obligations permitted by Section 7.01(c)) entered into or assumed by Borrower or any of its Subsidiaries after the date hereof in the ordinary course of business;

7.07 Restricted Payments. Make any Restricted Payments, except for purchases by Borrower of its capital stock owned by employees upon their termination; provided, however, so long as no Default or Event of Default exists or would result therefrom, Borrower may, from time to time, make a Restricted Payment solely for the purpose of paying a cash dividend or distribution or repurchasing or redeeming its capital stock if, after giving effect to such Restricted Payment, Borrower shall have minimum Liquidity of at least $10,000,000.

7.08 ERISA. Together with any ERISA Affiliate of any Borrower Party, sponsor or maintain or contribute (or have or incur any obligation to contribute) to any employee pension benefit plan or employee benefit plan (both as defined in ERISA) insured by the Pension Benefit Guaranty Corporation or subject to Title IV of ERISA, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) have made contributions at any time during the immediately preceding five plan years.

7.09 Change in Nature of Business. Make any fundamental change in the nature of the business of any Borrower Party as conducted and as proposed to be conducted as of the date hereof; provided that Borrower shall not be restricted from (i) engaging in businesses reasonably related to retail restaurant service operations, retail food service and food sales and the licensing of food manufacturing and operations (where Borrower is the licensor) or (ii) acquiring all or a portion of the interest in LA Food Show, Inc., a California corporation, that it does not own as of the Closing Date, provided Borrower is in compliance with Section 7.05(d) hereof.

7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower which is not a Guarantor other than arm’s-length transactions which are otherwise permitted hereunder; it being agreed that (i) so long as Borrower complies with Section 7.05(d) hereof, nothing herein shall prohibit Borrower from acquiring all or a portion of the interest in LA Food Show, Inc., a California corporation, that it does not own as of the Closing Date, and (ii) nothing herein shall prohibit transactions pursuant to which Borrower provides employee leasing, administrative and support services (including but not limited to payroll, marketing, human resources, facilities management, accounting, information technology and training) to LA Food Show.

7.11 Financial Covenants.

(a) Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (a) $116,000,000, (b) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending after March 28, 2004 (with no deduction for a net loss in any such fiscal quarter) and (c) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of capital stock of Borrower (excluding up to an aggregate of $500,000 received by Borrower upon the exercise of stock options by employees, directors and consultants).

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Borrower to be less than 1.50 to 1 at any time.

(c) Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter of Borrower to be greater than 4.00 to 1 at any time.

7.12 Change in Auditors. Change the certified public accountants auditing the books of Borrower except to another of the “big five” nationally recognized independent certified public accountants.

SECTION 8.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Borrower fails to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or

(b) Borrower fails to pay any interest on any Outstanding Obligation, or any commitment fees due hereunder within three Business Days after the date when due; or fails to pay any other fees or amount payable to Lender under any Loan Document within five Business Days after the date due; or

(c) Any default occurs in the observance or performance of any agreement contained in Sections 6.01, 6.02(a), 6.02(b), 6.02(d), 6.08 or 7; provided, however, that with respect to a default under Section 7.02 which is capable of being cured, such default remains uncured after 60 days; or

(d) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or any Borrower Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) written notice thereof from the Lender to the Borrower or (ii) actual knowledge thereof by a Responsible Officer of the Borrower; or

(e) Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Borrower Party pursuant to or in connection with any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(f) (i) (x) any Borrower Party defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder), (y) any Borrower Party defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or (z) any other event shall occur, in each case, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of $3,500,000 to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation in such amount to become payable or cash collateral in respect thereof to be demanded, or any Borrower Party is unable or admits in writing its inability to pay its debts as they mature; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the

Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event occurs under any Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an Affected Party (as so defined), which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $3,500,000; or

(g) Any Principal Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Borrower Party denies that it has any or further liability or obligation under any Principal Loan Document, or purports to revoke, terminate or rescind any Principal Loan Document; or

(h) Any final judgments or arbitration awards are entered against Borrower or any of its Subsidiaries, or Borrower or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $3,500,000 or more in excess of any insurance coverage, provided that, if a portion of such award or settlement amount shall be covered by insurance, the insurer has issued a letter of responsibility for payment up to the amount of insurance coverage; or

(i) A final judgment against any Borrower Party is entered for the payment of money in excess of $3,500,000 in excess of insurance coverage, or any non-monetary final judgment is entered against any Borrower Party which has a Material Adverse Effect and, in each case if such judgment remains unsatisfied without procurement of a stay of execution within 60 calendar days after the date of entry of judgment or, if earlier, five days prior to the date of any proposed sale, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 calendar days after its issue or levy; or

(j) Any Borrower Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(k) the occurrence of a Change in Control.

8.02 Remedies Upon Event of Default. Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement, the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence of any Event of Default other than an Event of Default described in Section 8.01(j), Lender may, by prior written notice to the Borrower, terminate the Commitment and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or notice of any kind, all of which are expressly waived by Borrower. Upon the occurrence, and during the continuance, of any such Event of Default, Lender may demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held in a Letter of Credit Cash Collateral Account.

(b) Upon the occurrence of any Event of Default described in Section 8.01(j), the Commitment and all other obligations of Lender under the Loan Documents shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, and the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or notice of any kind, all of which are expressly waived by Borrower. In addition, an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a Letter of Credit Cash Collateral Account.

(c) Upon the occurrence of any Event of Default, Lender, without notice to (except as expressly provided for in any Loan Document or by applicable law) or demand upon Borrower, which are expressly waived by Borrower (except as to notices and demands expressly provided for in any Loan Document or provided by any applicable law), may proceed to protect, exercise and enforce its rights and remedies under the Loan Documents against any Borrower Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which Lender’s rights and remedies are to be exercised shall be determined by Lender in its sole and absolute discretion. Regardless of how Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Lender under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Lender hereunder or thereunder or at Law or in equity.

SECTION 9.

MISCELLANEOUS

9.01 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Borrower Party therefrom shall be effective unless in writing signed by Lender and any Borrower Parties party thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Transmission and Effectiveness of Communications and Signatures.

(a) Modes of Delivery. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 9.02, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:

Courier	Scheduled delivery date

Facsimile	When transmission in legible form complete

Mail	Fourth Business Day after deposit in U.S. mail first class postage pre-paid

Personal delivery	When received

Telephone	When conversation completed

provided, however, that communications delivered to Lender pursuant to Section 2 shall not be effective until actually received by Lender; provided, further, that any notice received on other than a Business Day shall not be effective until the next succeeding Business Day.

(b) Reliance by Lender. Lender shall be entitled to rely and act in good faith on any communications purportedly given by or on behalf of any Borrower Party even if such communications (i) were not made in a manner specified herein, (ii) were incomplete, or (iii) were not preceded or followed by any other notice specified herein. Borrower shall indemnify Lender from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c) Effectiveness of Facsimile Documents and Signatures. Documents and signatures on communications may be transmitted by facsimile unless Lender in its sole and absolute discretion otherwise notifies the sending party. The effectiveness of any such signatures accepted by Lender shall, subject to applicable Law, have the same force and effect as manual signatures and shall be binding on all Borrower Parties and Lender. Lender may also require that any such signature be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to deliver or request any such manually-signed hardcopy confirmation shall not affect the effectiveness of any facsimile signatures.

9.03 Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse Lender for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Lender for all reasonable costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs. Following the occurrence and during the continuance of any Default or Event of Default, the foregoing costs and expenses shall include all search, filing, recording and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses reasonably incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. Such costs and expenses shall also include out of pocket costs of Lender reasonably attributable to the administration of the Loan Documents. Any amount payable by Borrower under this Section shall bear interest from the 30th day following the date of written demand for payment at the Default Rate, unless waived by Lender. The agreements in this Section shall survive repayment of all Obligations.

9.04 Successors and Assigns; Participations.

(a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Lender and any such attempted assignment shall be void. Lender in its sole and absolute discretion may at any time, and from time to time, sell, assign (with, except in the case of an assignment to an Affiliate of the Lender, the consent of Borrower, other than during the existence of a Default or an Event of Default, which consent shall not be unreasonably withheld) or grant participations in all or any portion of the Commitment and/or the Obligations outstanding under this Agreement or any Loan Document. Borrower hereby acknowledges and agrees that any such assignment will give rise to a direct obligation of Borrower to the assignee upon written notice from Lender to Borrower. Borrower agrees to execute, and cause each other Borrower Party to execute, any documents reasonably requested by Lender to evidence any such assignment. All information provided by or on behalf of Borrower to Lender or its Affiliates may be furnished by Lender to its Affiliates and to any actual or proposed assignee or participant, provided that such proposed assignee or participant becomes subject to Section 9.16.

(b) Lender may, at its sole cost and expense, from time to time grant participations to one or more other Persons (including another Lender) of all or any portion of its Commitment and/or Extensions of Credit; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of Lender absent the participation) and subject to Section 9.05, (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement, (v) the participation shall not restrict an increase in the Commitment, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that Lender may, in any agreement with a participant, give such participant the right to consent to any matter which (A) extends the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest, any fee or any other monetary amount owing to such participant, or (C) reduces the amount of any installment of principal owing to such participant.

9.05 Set-off. In addition to any rights and remedies of Lender or any assignee or participant of Lender or any Affiliates thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default under Section 8.01(j) or following acceleration of the Obligations, each Proceeding Party is authorized from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of the Borrower Parties which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.06 No Waiver; Cumulative Remedies.

(a) No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

9.07 Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum

Rate”). If Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.09 Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.10 Nature of Lender’s Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Lender pursuant hereto or thereto may, or may be deemed to, make Lender a partnership, an association, a joint venture or other entity with Borrower or any Affiliate of Borrower.

9.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate on the later of (a) when the Commitment is terminated and (b) when no Obligations (other than contingent obligations for indemnification) remain outstanding under any Loan Document. Such representations and warranties have been or will be relied upon by Lender, notwithstanding any investigation made by Lender or on its behalf.

9.12 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless Lender, its Affiliates and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower Party, any of their Affiliates or any of their officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of any Loan, or the relationship of any Borrower Party and Lender under this Agreement; (c) any administrative or investigative proceeding by any

Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence (all the foregoing, collectively, the “Indemnified Liabilities”) net, in each case, of insurance proceeds received by such Indemnitee; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss or claim asserted against it by another Indemnitee.

9.13 Nonliability of Lender.

Borrower acknowledges and agrees that:

(a) Any inspections of any property of Borrower made by or through Lender are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

(c) The relationship between Borrower and Lender with respect to the Loan Documents is, and shall at all times remain, solely that of borrower and lender; Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; Lender does not undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any other Person is entitled to rely thereon; and

(d) Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates, and Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim to the extent not caused by the gross negligence or willful misconduct of the Person seeking indemnification.

9.14 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Lender in connection with the Loans and is made for the sole benefit of Borrower and Lender, and Lender’s successors and assigns. Except as provided in Sections 9.04 and 9.12, no other Person shall have any rights of any nature hereunder or by reason hereof.

9.15 Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16 Confidentiality. Lender and each participant shall use any confidential non-public information concerning the Borrower Parties and their Subsidiaries that is furnished to it by or on behalf of the Borrower Parties and their Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Lender may disclose Confidential Information (a) to its affiliates or any of its or its affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Lender’s business or that of its Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Lender’s or any of its Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Lender or any of its Representatives; and (e) pursuant to any subpoena or any similar legal process. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Lender’s possession prior to its being provided by or on behalf of the Borrower Parties, provided that such information is not known by Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, a Borrower Party, (y) is or becomes publicly available (other than through a breach hereof by Lender), or (z) becomes available to Lender on a nonconfidential basis, provided that the source of such information was not known by Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

9.17 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

9.18 Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

9.19 Time of the Essence. Time is of the essence of the Loan Documents.

9.20 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY, AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER PARTY, AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. EACH BORROWER PARTY AND LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF CALIFORNIA.

9.21 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.22 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior,

contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CALIFORNIA PIZZA KITCHEN, INC.

By
Name:
Title:

BANK OF AMERICA, N.A.

By
Name:
Title:

EXHIBIT A

FORM OF REQUEST FOR EXTENSION OF CREDIT

Date:                 ,

To: Bank of America, N.A. (“Lender”)

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of                     , 2004 between California Pizza Kitchen, Inc., a California corporation (“Borrower”) and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned hereby requests (select one):

☐ A	Loan ☐ A Conversion or Continuation of a Loan

1. On                                           (a Business Day).

2. In the amount of $                                    .

3. Comprised of                                                              .

                                      [type of Loan requested]

4. For Offshore Rate Loans: with an Interest Period of              months.

The foregoing request complies with the requirements of Section 2.01 of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds therefrom:

(a) The representations and warranties made by Borrower in the Agreement, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection therewith, are and will be correct in all material respects on and as of the date of this Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date; and

(b) no Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to this Extension of Credit.

California Pizza Kitchen, Inc.

By:

Name:

Title:

A-1

Form of Request for Extension of Credit

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To: Bank of America, N.A. (“Lender”)

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of                     , 2004, between California Pizza Kitchen, Inc., a California corporation (“Borrower”) and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the                                               of Borrower, and that, as such, he is authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and conditions (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower Parties during such fiscal period has been made under my supervision with a view to determining whether during such fiscal period Borrower Parties performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of all such Defaults and its nature and status:]

4. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                              ,                     .

CALIFORNIA PIZZA KITCHEN, INC.

By:

Name:

Title:

For the Quarter/Year ended                              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Consolidated Net Worth.

	A.	50% of Consolidated Net Income for each fiscal quarter ending after March 28, 2004 (no reduction for losses):		$

	B.	100% of net proceeds from issuance of equity after date of Agreement ( excluding exercise of stock options by employees, directors and consultants not exceeding $500,000 in the aggregate):		$

	C.	Minimum required Consolidated Net Worth (Lines I.A + I.B + $116,000,000):		$

	D.	Actual Consolidated Net Worth at Statement Date:		$

	E.	Excess (deficient) for covenant compliance (Lines I.D – I.C):		$

II.	Section 7.11(b) – Fixed Charge Coverage Ratio

	A.	Consolidated EBITDAR for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Non-cash amortization expenses for Subject Period:	$

		6.	Non-cash charges not resulting in cash expense for Subject Period:	$

		7.	Non-cash charges for stock awards for Subject Period:	$

		8.	Consolidated Lease Payments during Subject Period	$

		9.	Add backs for June 27, 2004 and September 26, 2004	$

		10.	Consolidated EBITDAR (Lines II.A.1 + 2 + 3 + 4 + 5+6+7+8+9):	$

	B.	For stores open 12 months or more, the greater of actual capital expenditures during Subject Period or $20,000 per store:	$

	C.	Cash taxes paid during Subject Period:	$

	D.	Numerator (Line II.A.10 less Line II.B less Line II.C):	$

	E.	Consolidated Interest Charges for Subject Period:	$

	F.	Current Portion long-term indebtedness for the Subject Period:	$

	G.	Consolidated Lease Payments during Subject Period:	$

	H.	Denominator: (Line II.E + Line II.F + Line II.G):	$

	I.	Fixed Charge Coverage Ratio (Line II.D ÷ Line II.H):	to .1

Minimum required: 1.50 to 1 at any time

III.	Section 7.11(c) – Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:	$

	B.	Eight times Consolidated Lease Payments	$

	C.	Consolidated EBITDAR for Subject Period

		(Line II.A.10 above):	$

	D.	Leverage Ratio (Line III.A + Line III.B ÷ ( Line III.C):	to 1

Maximum permitted: 4.00 to 1 at any time

EXHIBIT D

MASTER SUBSIDIARY GUARANTY

To:	Bank of America, N.A. (“Lender”)

RECITALS

A. Reference is made to that certain Credit Agreement dated as of December 15, 2000 between California Pizza Kitchen, Inc., a California corporation (“Borrower”) and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

B. Each Guarantor is a direct or indirect Domestic Subsidiary of Borrower and has derived, and expects to continuing deriving, direct and indirect benefits from extensions of credit made to Borrower, and now desires to guaranty the Obligations

C. It is a requirement of the Credit Agreement that each direct or indirect Domestic Subsidiary of Borrower execute and delivery this Master Subsidiary Guaranty or a joinder hereto (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “Guaranty”).

NOW, THEREFORE, each Guarantor agrees as follows:

1. For valuable consideration, each of the undersigned (together with each Person becoming a party hereto pursuant to Paragraph 18 hereof, each, a “Guarantor” and collectively, “Guarantors”) unconditionally, absolutely and irrevocably jointly and severally guarantees and promises to pay to Lender, or order, on demand, in lawful money of the United States and in immediately available funds, any and all present or future Obligations owing to Lender and Indemnitees (collectively, the “Guarantied Parties”). The term Obligations has the meaning assigned to such term under the Credit Agreement and is used herein in its most comprehensive sense and includes any and all advances, debts, obligations, and liabilities of all Borrower Parties, now, or hereafter made, incurred, or created, whether voluntary or involuntarily, and however arising, including, without limitation, any and all attorneys’ fees (including the allocated cost of inhouse counsel), costs, premiums, charges, or interest owed by any Borrower Party to any Guarantied Party under the Loan Documents, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether a Borrower Party may be liable individually or jointly with others, whether recovery upon such indebtedness may be or hereafter becomes barred by any statute of limitations or whether such indebtedness may be or hereafter become otherwise unenforceable.

2. This Guaranty is a continuing guaranty which relates to any Obligations, including those which arise under successive transactions which shall either cause a Borrower Party to incur new Obligations, continue the Obligations from time to time, or renew them after they have been satisfied. Each Guarantor agrees that nothing shall discharge or satisfy its obligations created hereunder except for the full payment of the Obligations. Any payment by any Guarantor shall not reduce its maximum obligation hereunder.

Form of Master Subsidiary Guaranty

3. Each Guarantor agrees that it is directly and primarily liable to the Guarantied Parties, that its obligations hereunder are independent of the Obligations of any Borrower Party, or of any other guarantor, and that a separate action or actions may be brought and prosecuted against any Guarantor, whether action is brought against a Borrower Party or whether a Borrower Party is joined in any such action or actions. Each Guarantor agrees that any releases which may be given by Guarantied Parties to a Borrower Party or any other guarantor shall not release it from this Guaranty.

4. The obligations of each Guarantor under this Guaranty shall not be affected, modified or impaired upon the occurrence from time to time of any of the following, whether or not with notice to or the consent of any Guarantor (a) the compromise, settlement, change, modification, amendment (whether material or otherwise) or partial termination of any or all of the Obligations; (b) the failure to give notice to any Guarantor of the occurrence of any Event of Default under the terms and provisions of the Agreement; (c) the waiver of the payment, performance or observance of any of the Obligations; (d) the taking or omitting to take any actions referred to in any Loan Document or of any action under this Guaranty; (e) any failure, omission or delay on the part of the Guarantied Parties to enforce, assert or exercise any right, power or remedy conferred in this Guaranty, the Credit Agreement, any other Loan Document or any other indulgence or similar act on the part of the Guarantied Parties in good faith and in compliance with applicable law; (f) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or readjustment of, or other similar proceedings which affect any Guarantor, any other guarantor of any of the Obligations of a Borrower Party or any of the assets of any of them, or any allegation of invalidity or contest of the validity of this Guaranty in any such proceeding; (g) to the extent permitted by law, the release or discharge of any other guarantors of the Obligations from the performance or observance of any obligation, covenant or agreement contained in any guaranties of the Obligations by operation of law; or (h) the default or failure of any other guarantors of the Obligations fully to perform any of their respective obligations set forth in any such guaranties of the Obligations. To the extent any of the foregoing refers to any actions which the Guarantied Parties may take, each Guarantor hereby agrees that the Guarantied Parties may take such actions in such manner, upon such terms, and at such times as the Guarantied Parties, in their discretion, deem advisable, without, in any way or respect, impairing, affecting, reducing or releasing any Guarantor from its undertakings hereunder and each Guarantor hereby consents to each and all of the foregoing actions, events and occurrences.

5. Each Guarantor hereby waives (a) any and all rights to require Guarantied Parties to prosecute or seek to enforce any remedies against a Borrower Party or any other party liable to Guarantied Parties on account of the Obligations; (b) any right to assert against Guarantied Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against a Borrower Party or any other party liable to the Guarantied Parties in any way or manner under the Credit Agreement; (c) all defenses, counterclaims and off-sets of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of any Loan Document and the security interest granted pursuant thereto; (d) any defense arising by reason of any claim or defense based upon an election of remedies by the Guarantied Parties including, without limitation, any direction to proceed by judicial or nonjudicial foreclosure or by deed in lieu

Form of Master Subsidiary Guaranty

thereof, which, in any manner impairs, affects, reduces, releases, destroys or extinguishes such Guarantor’s subrogation rights, rights to proceed against a Borrower Party for reimbursement, or any other rights of such Guarantor to proceed against a Borrower Party, against any other guarantor, or against any other security, with such Guarantor understanding that the exercise by the Guarantied Parties of certain rights and remedies may offset or eliminate such Guarantor’s right of subrogation against a Borrower Party, and that such Guarantor may therefore incur partially or totally non-reimbursable liability hereunder; (e) all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of default, notice of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional indebtedness, and all other notices or formalities to which such Guarantor may be entitled; and (f) without limiting the generality of the foregoing, such Guarantor hereby expressly waives any and all benefits of California Civil Code Sections 2809, 2810, 2819, 2825, 2839 and 2845 through 2850.

6. Each Guarantor hereby agrees that unless and until all Obligations have been paid to Guarantied Parties in full, it shall not have any rights of subrogation, reimbursement or contribution as against a Borrower Party or any other guarantor, if any, and shall not seek to assert or enforce the same. Each Guarantor understands that the exercise by the Guarantied Parties of certain rights and remedies contained in the Loan Documents may affect or eliminate such Guarantor’s right of subrogation if any, against a Borrower Party and that such Guarantor may therefore incur a partially or totally non-reimbursable liability hereunder; nevertheless, such Guarantor hereby authorizes and empowers Guarantied Parties to exercise, in their sole discretion, any right and remedy, or any combination thereof, which may then be available, since it is the intent and purpose of such Guarantor that the obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

7. Each Guarantor is presently informed of the financial condition of each Borrower Party and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Guarantor hereby covenants that it will continue to keep itself informed of the financial condition of each Borrower Party, the status of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment. Each Guarantor hereby waives its right, if any, to require the Guarantied Parties to disclose to it any information which Lender may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of any other guarantor.

8. Lender’s books and records evidencing the Obligations shall be admissible in any action or proceeding and shall be binding upon the Guarantors for the purpose of establishing the terms set forth therein and shall constitute prima facie proof thereof.

9. Notwithstanding anything to the contrary contained herein, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

10. Each Guarantor represents and warrants for and with respect to itself that:

Form of Master Subsidiary Guaranty

(a) Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all Laws except to the extent that noncompliance does not have a Material Adverse Effect.

(b) Guarantor has the power and authority and the legal right to make, deliver and perform this Guaranty and to authorize the execution, delivery and performance of this Guaranty. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty. This Guaranty has been duly executed and delivered by Guarantor, and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c) The execution, delivery, and performance by Guarantor of this Guaranty and compliance with the provisions hereof have been duly authorized by all requisite action on the part of Guarantor and do not and will not (i) violate or conflict with, or result in a breach of, or require any consent, except where such violation, conflict, breach or failure to obtain consent would not have a Material Adverse Effect, under (A) any Organization Documents of Guarantor or any of its Subsidiaries, (B) any applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (C) any Contractual Obligation of Guarantor or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (ii) constitute a default under any such agreement or instrument, except where such default would not have a Material Adverse Effect or (iii) result in, or require, the creation or imposition of any Lien on any material portion of the properties of Guarantor or any of its Subsidiaries.

(d) No litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the best knowledge of Guarantor, threatened by or against Guarantor or any of its Subsidiaries or against any of their properties or revenues which, if determined adversely, could have a Material Adverse Effect.

(e) The execution, delivery and performance by Guarantor of this Guaranty does not constitute, to the best knowledge of Guarantor, a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any jurisdiction.

11. All notices and other communications hereunder shall be delivered, in the manner and with the effect provided in the Credit Agreement and, in the case of Guarantors, in care of Borrower.

Form of Master Subsidiary Guaranty

12. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Guarantied Parties’ successors and assigns. This Guaranty cannot be assigned by any Guarantor without the prior written consent of Guarantied Parties which shall be in Guarantied Parties’ sole and absolute discretion.

13. No failure or delay by the Guarantied Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14. Guarantors shall jointly and severally pay (a) all reasonable out-of-pocket expenses of Guarantied Parties, including reasonable fees and disbursements of counsel (including the allocated cost of inhouse counsel and staff) for Lender, in connection with any waiver or consent hereunder or any amendment hereof and (b) all out-of-pocket expenses incurred by Guarantied Parties, including fees and disbursements of counsel (including the allocated cost of inhouse counsel and staff), in connection with the enforcement of this Guaranty (whether or not suit is brought).

15. No modification of this Guaranty shall be effective for any purpose unless it is in writing and executed by an officer of Lender authorized to do so. This Guaranty merges all negotiations, stipulations and provisions relating to the subject matter of this Guaranty which preceded or may accompany the execution of this Guaranty.

16. Any indebtedness of Borrower Parties now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of Borrower Parties to Guarantied Parties; and after the occurrence and during the continuance of an Event of Default, such indebtedness of Borrower Parties to any Guarantor if Lender so requests shall be collected, enforced and received by each Guarantor as trustee for Guarantied Parties and be paid over to Lender on account of the indebtedness of Borrower Parties to Guarantied Parties but without reducing or affecting in any manner the liability of any Guarantor under the other provisions of this guaranty.

17. It is not necessary for Guarantied Parties to inquire into the powers of any Borrower Party or of the officers, directors or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

18. Any Person becoming a Domestic Subsidiary shall become a Guarantor hereunder by executing and delivering a Joinder Agreement and by complying with the terms of Section 6.13 of the Credit Agreement. Upon Lender’s receipt of a duly executed and delivered Joinder Agreement, this Guaranty shall be deemed amended to include such additional Person as a Guarantor, and such Person shall become a party hereto as through a signatory hereto, with no amendment or further action required hereunder, and thereafter, all references to Guarantors shall include such additional Person.

19. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE

Form of Master Subsidiary Guaranty

GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

20. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

DATED AS OF: December 15, 2000

“Guarantors”
CPK MANAGEMENT COMPANY

CALIFORNIA PIZZA KITCHEN OF ILLINOIS, INC.

By:

Name:

Title:

Acknowledged:

BANK OF AMERICA, N.A.

By:

Name:

Title:

Form of Master Subsidiary Guaranty

EXHIBIT E

INSTRUMENT OF JOINDER FOR ADDITIONAL GUARANTORS

Dated:                     ,

Reference is made to that certain Amended and Restated Credit Agreement dated as of June 30, 2004 between California Pizza Kitchen, Inc., a California corporation (“Borrower”) and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

This Instrument of Joinder is being delivered pursuant to Section 6.12 of the Credit Agreement.

                            , a direct or indirect Material Domestic Subsidiary of Borrower (“Subsidiary”) hereby agrees to become a Guarantor under the Master Subsidiary Guaranty and agrees to be bound by all the terms and conditions of the Master Subsidiary Guaranty applicable to a Guarantor from and after the date hereof as if a signatory to the Master Subsidiary Guaranty. The undersigned Subsidiary hereby represents and warrants to the matters set forth in Paragraph 10 of the Master Subsidiary Guaranty as of the date hereof.

Concurrently herewith, the conditions precedent set forth in Section 6.12 of the Credit Agreement are being satisfied.

The undersigned hereby consent to the Subsidiary becoming a party to the Master Subsidiary Guaranty. This Instrument of Joinder is executed by the parties hereto as of the date first written above.

Guarantor

By:

Name:

Title:

Consented:

Existing Guarantors

By:

Name:

Title:

Consented:

BANK OF AMERICA N.A.

By:

Name:

Title:

E - 1